Exhibit 4.3

DEMAND PROMISSORY NOTE

US$17,857.23

In consideration of receiving a loan of US$17,857.23, the undersigned Capital Mineral Investors Inc., of 4745 Caughlin Parkway, Suite 200, Reno Nevada, USA, 89509, does hereby PROMISE TO PAY to Phil Derry, of Windy Edge, Gloster Hill, Amble, Northumberland, England, NE650HJ, the sum of US$17,857.23, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonor, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, this 12th day of May 2005.

/s/ "Dilys Ryan" /s/ "Jerry Dibble"

Dilys Ryan Jerry Dibble

Signature of Witness Capital Mineral Investors Inc.